UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Schedule 14C

INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934 (Amendment No. )

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Berkshire Bancorp Inc.

(Name of Registrant as Specified in Its Charter)

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BERKSHIRE BANCORP INC.

160 BROADWAY
NEW YORK, NEW YORK 10038

INFORMATION STATEMENT AND NOTICE OF ACTION TAKEN WITHOUT A MEETING OF STOCKHOLDERS

**WE ARE NOT ASKING FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY**

INTRODUCTION

This Information Statement and Notice of Action Taken Without a Meeting of Stockholders is being furnished by Berkshire Bancorp Inc. (the “Company”) to its stockholders of record as of November 17, 2008 (the “Record Date”), to inform them of the November 17, 2008 approval by written consent of stockholders owning a majority, as of such date, of the Company’s outstanding common stock, $.10 par value (the “Common Stock”), the only class of the Company’s voting securities as of such date, of the following actions to be taken by the Company (the “Stockholder Consent”):

(a)
the issuance pursuant to the terms of the Financing (defined below) and the transactions contemplated thereby of a number of shares of Common Stock upon the conversion of the Series A Preferred Stock (defined below) (collectively, the “Conversion Shares”) in accordance with its terms, which could exceed 19.99% of the number of shares of Common Stock outstanding immediately prior to the Financing (the “Cap Amount”), an action for which prior stockholder approval may be required by NASDAQ Marketplace Rules applicable to companies whose securities are quoted on The NASDAQ Stock Market; and

(b)
the filing of an amendment to the Company’s Certificate of Incorporation increasing the number of authorized shares of Common Stock from 10,000,000 to 25,000,000 (the “Amendment”), an action for which prior stockholder approval is required under Delaware law.

All of the shares of Series A Preferred Stock were issued to private investors in connection with the Financing (defined below) and will not be issued in connection with the US Treasury’s TARP Program.

This Information Statement is dated November 25, 2008 and is first being sent or given to the Company’s Record Date stockholders on or about November 25, 2008.

VOTING RIGHTS AND OUTSTANDING SHARES

The possible issuance of shares of Common Stock in excess of the Cap Amount and the filing of the Amendment were approved by the Stockholder Consent on November 17, 2008 by stockholders of the Company owning a majority of the outstanding Common Stock. The Amendment will be filed with the Delaware Secretary of State on or about December 15, 2008.

As of the date of the Stockholder Consent, the only class of voting securities of the Company was its Common Stock.

As of the date of the Stockholder Consent, there were issued and outstanding a total of 7,054,183 shares of Common Stock. With respect to each of the actions approved by the Stockholder Consent, each share of Common Stock entitled its holder to one vote. The Stockholder Consent was signed by holders of 3,842,419 (or 54.5%) of the 7,054,183 votes that were entitled to be cast on the matters referred to above.

As a result of requirements under applicable federal securities and state law, the Stockholder Consent will not be effective, and therefore no conversion of the Conversion Shares above the Cap Amount can be effected and the Amendment cannot become effective until at least 20 calendar days after this information statement is sent or given to the Company’s stockholders of record as of the Record Date.

The following table sets forth, as of the date of the Stockholder Consent, the beneficial ownership of shares of Common Stock of the Company by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Common Stock, (ii) each person named in the Summary Compensation Table set forth in Item 10 of Part II of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2007 (a “Named Officer”), (iii) each Director of the Company, and (iv) the Directors and executive officers of the Company as a group. Except as otherwise indicated, to the knowledge of the Company, each stockholder listed possesses sole voting and investment power with respect to the shares indicated as being beneficially owned by such stockholder.

Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership as of the Record Date		Percent of Class
Common Stock	William L. Cohen	7,500		*
Common Stock	Martin A. Fischer	10,800	(2)	*
Common Stock	Moses Krausz	90,464	(3)	1.3%
Common Stock	David Lukens	600		*
Common Stock	Moses Marx 160 Broadway New York, NY 10038	3,842,419	(4)	54.5%
Common Stock	Steven Rosenberg	62,580		*
Common Stock	Randolph B. Stockwell	21,000		*
Common Stock	All executive officers and directors as a group (7 persons)	4,035,363		57.2%

* Less than 1%

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2)	Includes 1,000 shares held in Mr. Fischer’s IRA Account

(3)	Includes 2,100 shares owned by Mr. Krausz's spouse.

(4)
Includes 285,000 shares owned by Momar Corporation and 386,163 shares owned by Terumah Foundation. Does not include 37,302.32 shares representing 23.0% of the shares owned by Eva and Esther, L.P., of which Mr. Marx has a 23.0% limited partnership interest. Mr. Marx's daughters and their husbands are the general partners of Eva and Esther, L.P.

SUMMARY OF FINANCING TRANSACTION

The Financing

On October 31, 2008, the Company issued (the “Financing”) to three accredited investors, including the Company’s Chairman of the Board (the “Investors”), for an aggregate purchase price of $60 million, an aggregate of 60,000 shares (the “Offering Shares”) of its 8% Non-Cumulative Mandatorily Convertible Perpetual Series A Preferred Stock (the “Series A Preferred Stock”).

Reasons for the Financing

On September 7, 2008, the United States Department of the Treasury (“U.S. Treasury”) and the Federal Housing Finance Agency (“FHFA”) announced a plan to place the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) into conservatorship under the authority of the FHFA, a plan which eliminated dividends on Fannie Mae and Freddie Mac common and preferred stock for the foreseeable future.

As previously disclosed by the Company, as of June 30, 2008 the Company’s wholly-owned subsidiary, The Berkshire Bank (the “Bank”), held auction rate securities, which included securities collateralized by Fannie Mae and Freddie Mac preferred securities with a combined adjusted fair market value at June 30, 2008 of approximately $83.3 million. In addition, at June 30, 2008, the Bank held preferred securities issued by Fannie Mae and Freddie Mac with a combined adjusted fair market value at June 30, 2008 of approximately $7.8 million. Based on the foregoing actions by the U.S. Treasury and the FHFA, the estimated fair market value of these securities has declined significantly from June 30, 2008. The Company estimates that the foregoing auction rate and preferred securities had a combined adjusted fair market book value of $7.9 million and $0.8 million, respectively, as of September 10, 2008. On September 16, 2008, the Company determined that it was likely that the decrease in fair market value of these securities from June 30, 2008 would result in an other-than-temporary impairment of capital and non-cash charge to earnings of approximately $86.2 million recognized in the quarter ended September 30, 2008 (assuming the Company is not able to record a tax benefit for the loss).

While this impairment would cause the Bank to no longer qualify as “adequately capitalized” under applicable regulatory standards, the Company’s Chairman and majority stockholder agreed to provide equity capital sufficient to restore the Bank’s “well capitalized” position and made immediately available to the Company $60 million in cash from which such capital (and any additional required capital) was available to be drawn upon the finalization of terms and obtaining any required regulatory approval of the Financing.

The Company’s Board of Directors accepted the Chairman’s proposal and appointed a special committee to negotiate the Financing on behalf of the Company. On October 16, 2008, the Board of Directors met to review the terms and conditions of the Financing and authorized the Company through its President to finalize and enter into definitive agreements. The Company entered into definitive agreements on October 30, 2008 and consummated the Financing on October 31, 2008.

Pursuant to the Financing, the Company’s Chairman purchased 30,000 shares of Series A Preferred Stock for an aggregate purchase price of $30 million and two non-affiliated investors purchased an aggregate of 30,000 shares of Series A Preferred Stock for an aggregate purchase price of $30 million.

The consummation of the Financing restored the Bank’s capital position to “well capitalized” for regulatory purposes.

The Board of Directors of the Company, by authorizing the Financing, determined that the Financing was in the best interest of the Company and its stockholders, despite the significant ownership dilution that its stockholders would suffer upon issuance of the Conversion Shares.

Description of Series A Preferred Stock

General

The shares of Series A Preferred Stock have a face value of $1,000 per share.

Voting Rights

The shares of Series A Preferred Stock have no voting rights except as from time to time required by law or as follows: So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Company’s Certificate of Incorporation, the vote or consent of the holders of at least 66-2/3% of the shares of Series A Preferred Stock and any other voting preferred stock at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)  Authorization of Senior Stock. Any amendment or alteration of the Company’s Certificate of Incorporation or of the Certificate of Designations creating the Series A Preferred Stock (the “Designation”) to authorize or create, or to increase the authorized amount of, any specific class or series of capital stock of the Company ranking senior to the Series A Preferred Stock with respect to either or both the payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Company; or

(ii)  Amendment of Series A Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or the Designation so as to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole;

provided, however that (1) any increase in the amount of the Company’s authorized but unissued shares of preferred stock, (2) any increase in the amount of the Series A Preferred Stock, or (3) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to the Series A Preferred Stock either or both with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the liquidation, dissolution or winding up of the Company, will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series A Preferred Stock.

Non-Cumulative Dividends

Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company or a duly authorized committee of the Board of Directors, in its sole discretion, out of funds legally available for payment of dividends under the Delaware General Corporation Law, non-cumulative cash dividends at the annual rate of 8.0% until the shares of Series A Preferred Stock are converted or redeemed. Such dividends shall be payable quarterly in arrears, in cash, but only when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, on each March 31, June 30, September 30 and December 31 of each year commencing on December 31, 2008.

So long as any share of Series A Preferred Stock remains outstanding, unless the full dividends for the most recent dividend payment date on all outstanding shares of Series A Preferred Stock and parity stock that ranks equally as to the payment of dividends have been paid, or declared and a sum sufficient for the payment thereof has been set aside for future payment, (1) no dividend shall be declared and paid or set aside for payment and no distribution may be declared and made or set aside for payment on any stock that ranks junior as to the payment of dividends (other than a dividend payable solely in shares of junior stock), and (2) no shares of junior stock that ranks junior as to the payment of dividends shall be purchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly (other than (a) as a result of a reclassification of junior stock for or into other junior stock or the exchange or conversion of one share of junior stock for or into another share of junior stock, (b) repurchases in support of the Company’s employee benefit and compensation programs and (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock).

Mandatory Conversion

The shares of Series A Preferred Stock automatically converts (subject to the Cap Amount limitation, if then applicable) to Conversion Shares on October 31, 2011 at the conversion rate of 123.15 Conversion Shares per share of Series A Preferred Stock (based on a conversion price of $8.12 per Conversion Share), subject to certain anti-dilution provisions described in the Designation. In addition, the Company may not issue shares of Common Stock pursuant to conversion, to the extent a holder of Series A Preferred Stock would own more than 9.99% of the outstanding shares of Common Stock after giving effect to such conversion, which provision may be waived by the holder. The holders have no conversion rights.

Redemption Rights

On or after April 30, 2009, and prior to the close of business on November 1, 2010, the Company may, at its option, at any time or from time to time, redeem all or part of the Series A Preferred Stock at the redemption price of $1,100 per share of Series A Preferred Stock, plus all accrued and unpaid dividends through the redemption date, subject to any necessary approval of the Federal Reserve Board.

The description of the Series A Preferred Stock set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Designation, which is filed as an exhibit to the Company’s Current Report on Form 8-K dated November 5, 2008.

Registration Rights

In connection with the Financing, the Company agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the Conversion Shares and shares of Common Stock otherwise issuable under the Designation.

Use of Proceeds

The Company received $60 million of gross proceeds in the Financing. The net proceeds to the Company from the sale of the Series A Preferred Stock in the Financing after deducting fees and certain expenses, were approximately $59,718,000.

The Company contributed the net proceeds of the Financing to the Bank which used and intends to use the net proceeds as working capital. The Financing restored the “well capitalized” status, for regulatory purposes, of the Bank.

REASONS STOCKHOLDER APPROVAL IS REQUIRED

Possible Issuances in Excess of Cap Amount

Because the Company’s Common Stock is listed on the NASDAQ Capital Market, the Company is subject to NASDAQ Marketplace Rules. NASDAQ Marketplace Rule 4350(i)(1)(D)(ii) requires that a company whose securities are traded on NASDAQ obtain stockholder approval in connection with a transaction (other than a public offering) involving the potential issuance of shares of common stock (including shares of common stock issuable upon the conversion or exercise of other securities) equal to 20% or more of its aggregate shares of common stock, or its aggregate voting power, outstanding before the transaction for less than the greater of book or market value of its common stock as of the date of the transaction. By virtue of certain anti-dilution provisions contained in the Designation, the issuance of the Conversion Shares may be deemed to be at a price lower than the market value of the Common Stock.

The Company will be obligated to issue shares of Common Stock upon the conversion of the Conversion Shares in excess of the Cap Amount. Therefore, if, by virtue of certain anti-dilution provisions, the issuance of the Conversion Shares were deemed to be at a price lower than the market value of the Common Stock, this NASDAQ Marketplace Rule would apply to issuances of Common Stock by the Company in excess of the CAP Amount as a result of the Financing.

Upon conversion of the Conversion Shares the Company would be required to issue an aggregate of approximately 7,389,162 shares of Common Stock. If all of such shares were issued, they would represent approximately 51.2% of the Company’s Common Stock on an actual basis (assuming no other outstanding options or warrants are exercised) and approximately 51.2% of the outstanding Common Stock on a fully diluted basis, thereby significantly diluting the equity ownership of the Company’s existing stockholders.

Amendment to the Certificate of Incorporation

An amendment to the Company’s Certificate of Incorporation, such as the Amendment, which increases the authorized shares of Common Stock is required by Delaware law.

An increase in the authorized shares of Common Stock is needed because the Company does not have sufficient shares of Common Stock authorized to issue all of the shares of Common Stock issuable upon conversion of the Conversion Shares and exercise of the other outstanding securities of the Company that are exercisable to purchase Common Stock.

The Company currently has 10,000,000 authorized shares of Common Stock. Immediately prior to the Financing, the Company had approximately 7,054,183 shares of Common Stock outstanding and approximately 7,056,259 shares outstanding on a fully diluted basis. Upon conversion of the Series A Preferred Stock there would be approximately 14,443,345 shares of Common Stock outstanding, or approximately 4,443,345 shares in excess of its currently authorized shares (4,445,421 on a fully diluted basis).

In addition to requiring additional authorized shares to satisfy the Company’s contractual obligations to issue shares of its Common Stock, the Amendment will avoid the possible need to call and hold a special meeting for that purpose at a later date on an accelerated timetable should the Company decide in the future to issue additional equity securities. Once authorized, the Board of Directors is empowered to authorize the issuance of additional authorized shares of Common Stock at such time or times, to such persons and for such consideration as the Board deems appropriate, without further shareholder action. Although such additional shares could be used to dilute the share ownership of persons seeking to obtain control of the Company, the Amendment was not adopted for that purpose.

Except with respect to the Financing, the Company has no current plans to issue the additional shares of Common Stock that are the subject of the Amendment other than with respect to any obligation it has under existing options that are outstanding or available for future grant pursuant to the Company’s stock option or stock incentive plans.

None of the Company's securityholders have any pre-emptive rights.

REASONS COMPANY USED STOCKHOLDER CONSENT AS
OPPOSED TO SOLICITATION OF STOCKHOLDER APPROVAL
VIA PROXY STATEMENT AND SPECIAL MEETING

Because of the number of shares of Common Stock potentially issuable as a result of the Financing, the approval of the Company’s stockholders with respect to the potential issuance of securities in excess of the Cap Amount, under Nasdaq rules, may be required, and the Amendment is required, before the Company can issue securities that are convertible for shares of Common Stock in excess of the Cap Amount. As a result, originally the Investors were not willing to fund the Financing until such stockholder approval was actually obtained and effective.

Stockholder approval could have been obtained by the Company in one of two ways: (1) by the dissemination of a proxy statement and subsequent majority vote in favor of the actions at a stockholders meeting called for such purpose, or (2) by a written consent of the holders of a majority of the Company’s voting securities. However, the latter method, while it represents the requisite stockholder approval, is not deemed effective until 20 days after this Information Statement has been sent to all of the Company’s stockholders giving them notice of and informing them of the actions approved by such consent.

The Company determined that it would have been detrimental to its ability to complete the Financing to solicit stockholder approval through the use of a proxy statement because of the significant delay which would have occurred. Such a delay would have correspondingly delayed its receipt of the proceeds from the Financing. In addition, the Company would have been subject to the risk of market price fluctuations of its Common Stock during the waiting period, which may have jeopardized its ability to complete the Financing on its terms or at all.

As a result, through negotiation, the Company and the Investors agreed that the Financing could close and the funds could be released to the Company prior to the effectiveness of stockholder approval, provided that the Company agreed to obtain the Stockholder Consent after the closing of the Financing.

INTEREST OF CERTAIN PERSONS
IN MATTERS TO BE ACTED UPON

Directors and Officers

In connection with the Financing, the Company’s Chairman and majority stockholder purchased 30,000 shares of Series A Preferred Stock for an aggregate purchase price of $30 million, constituting 50% of the $60 million raised in the Financing. The actions taken in the Stockholder Consent are necessary to allow the shares of Series A Preferred Stock purchased by the investors in the Financing, including the Chairman, to be fully converted pursuant to their terms.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information the Company files at the Securities and Exchange Commission’s public reference room in Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Company’s filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS INFORMATION STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS INFORMATION STATEMENT. THIS INFORMATION STATEMENT IS DATED NOVEMBER 25, 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Dated: November 25, 2008

By Order of the Board of Directors, Emanuel J. Adler Secretary